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                                                                  EXHIBIT 11.1
1
                            SEAGATE TECHNOLOGY, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                                     Three Months Ended               Nine Months Ended
                                                 March 31,      April 1,        March 31,       April 1,
                                                   1995           1994            1995           1994
                                                   ----           ----            ----           ----
PRIMARY
Weighted average number of common
  shares outstanding during the period             70,593         71,140          71,867          70,098

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock)                          1,869          2,656           1,962           2,539
                                                 --------       --------       ---------       ---------
Total shares                                       72,462         73,796          73,829          72,637
                                                 ========       ========       =========       =========
Net Income:
  Amount                                         $ 70,265       $ 67,046       $ 172,071       $ 145,856
  Per share                                      $   0.97       $   0.91       $    2.33       $    2.01

FULLY DILUTED
Weighted average number of common
  shares outstanding during the period             70,593         71,140          71,867          70,098

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock) and conversion
  of 6-3/4% and 5% convertible
  subordinated debentures                          18,716         19,249          18,916          13,092
                                                 --------       --------       ---------       ---------
Total shares                                       89,309         90,389          90,783          83,190
                                                 ========       ========       =========       =========
Net Income:
  Amount                                         $ 70,265       $ 67,046       $ 172,071       $ 145,856
  Add 6-3/4% convertible subordinated
    debentures interest, net of income tax
    effect                                          2,810          2,810           8,429           8,429
  Add 5% convertible subordinated
    debentures interest, net of income
    tax effect                                      2,112          2,112           6,336           2,480
                                                 --------       --------       ---------       ---------
Total                                            $ 75,187       $ 71,968       $ 186,836       $ 156,765
                                                 ========       ========       =========       =========
  Per share                                      $   0.84       $   0.80       $    2.06       $    1.88
                                                 ========       ========       =========       =========


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